UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2023

PROPANC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54878	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

(Address of principal executive offices) (Zip Code)

+61-03- 9882-0780

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of principal U.S. market on which traded
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2023, Propanc Biopharma, Inc. (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with ONE44 Capital LLC (“ONE44”), pursuant to which ONE44 purchased a convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $111,111, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of ONE44. The transaction contemplated by the Purchase Agreement closed on February 16, 2023. The Company intends to use the net proceeds ($100,000) from the Note for general working capital purposes. The Note contains an original issue discount amount of $11,111.

The maturity date of the Note is February 14, 2024 (the “Maturity Date”). The Note bears interest at a rate of 10% per annum. Interest is payable only in shares of Company’s common stock (the “Common Stock”) and is due and payable only contemporaneously with a payment of principal, whether at the Maturity Date or upon acceleration or by prepayment, as described below. ONE44 is entitled, at its option, at any time after the six-month anniversary of the Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of Common Stock at a per-share price equal to 60% of the lowest trading price of the Common Stock, as reported by the OTC Markets Group (if the shares of the Common Stock are then quoted thereon) or by any securities exchange upon which the Common Stock is then listed, for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall then be decreased to 50% instead of 60% while that “Chill” is in effect. Notwithstanding the foregoing, ONE44 shall be restricted from effecting a conversion if such conversion, along with other shares of Common Stock then beneficially owned by ONE44 and its affiliates, exceeds 4.99% of the outstanding shares of Common Stock (which may be increased up to 9.9% of the outstanding shares of Common Stock upon 60 days’ prior written notice by ONE44 to the Company).

The Company may prepay the principal of the Note and accrued interest until 180 days from the issuance date (August 13, 2023). If the Note is prepaid within 60 days of the issuance date (April 15, 2023), then the prepayment premium shall be 120% of the face amount plus any accrued interest. If the Note is prepaid after 60 days from the issuance date, but less than 120 days from the issuance date (June 14, 2023), then the prepayment premium shall be 130% of the face amount plus any accrued interest. If the Note is prepaid after 120 days from the issuance date, up to 180 days from the issuance date (August 13, 2023), then the prepayment premium shall be 135% of the face amount plus any accrued interest. So long as the Note is outstanding, the Company covenants not to, without prior written consent from ONE44, sell, lease or otherwise dispose of all or substantially all of its assets outside the ordinary course of business which would render the Company a “shell company” as such term is defined in Rule 144.

Other than as described above, the Note contains certain events of default, including failure to issue shares timely upon receipt of a notice of conversion, as well as certain customary events of default, including, among others, breach of covenants, representations, or warranties, insolvency, bankruptcy, liquidation, and failure by the Company to pay the principal and interest due under the Note. Upon the occurrence and during the continuation of certain events of default, the Note will accrue an annual interest rate of 24% or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law.

The Note was issued, and any shares of Common Stock to be issued pursuant to any conversion of the Note shall be issued, in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The foregoing descriptions of the Note and the Purchase Agreement do not purport to be complete and each is qualified in its entirety by reference to the full text of the Note and the Purchase Agreement, which are filed as Exhibits 4.20 and 10.41, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

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Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
4.20*	10% Convertible Redeemable Note, dated February 14, 2023, issued by the Company to ONE44 Capital LLC
10.41*	Securities Purchase Agreement, dated February 14, 2023, by and between the Company and ONE44 Capital LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPANC BIOPHARMA, INC.

	By:	/s/ James Nathanielsz
	Name:	James Nathanielsz
Dated: February 21, 2023	Title:	Chief Executive Officer

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